                                                                      Exhibit 11

                      HIGH VOLTAGE ENGINEERING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                              ------------------
                                                                 October 24,
                                                                     1998
                                                                 -----------
Income (loss) from operations before
  extraordinary item                                            $    1,368
Income from discontinued operations,
  net of income taxes                                                   --
Extraordinary item, net of income
  taxes                                                                 --
                                                                -----------
Net income (loss) applicable to common
  stockholders                                                       1,368

Net income (loss) per common share - assuming dilution:
Net income (loss) per share from operations
  before extraordinary item                                     $   189.29
Net income per share from discontinued
  operations, net of income taxes                                       --
Net income (loss) per share from extraordinary
  item, net of income taxes                                             --
Net income (loss) per share applicable to
  common stockholders                                           $   189.29
                                                                -----------
                                                                -----------
Weighted average common stock
  and dilutive equivalents
  outstanding                                                      1,237


     The earnings from operations before extraordinary item and the net income or loss applicable to the common stockholders, for the purpose of calculating earnings per share, is net of preferred stock dividends of $1,061 and the accretion of redeemable preferred stock of $102 for the three months ended October 24, 1998.